Exhibit 10.4

QXO, Inc.

Chartered Aircraft Use Policy

Effective as of June 6, 2024

PURPOSE

This policy sets forth general guidelines by QXO, Inc. (the “Company”) for the use of private aircraft chartered or otherwise provided by the Company. Use of chartered aircraft can provide advantages in terms of time, security and productivity and can further the business interests of the Company. For purposes of this policy, “chartered aircraft” shall mean aircraft leased or chartered or otherwise provided by the Company, or another affiliate of the Company, for approved use by the officers and senior executives of the Company.

POLICY

1.	Business Use for CEO.

(a) The Chief Executive Officer will be permitted to use chartered aircraft for all travel with a business purpose.

(b) “Business purpose” means activity integrally and directly related to the performance of the role of a senior executive or other service provider, and is intended to be consistent with existing guidance from the Securities and Exchange Commission (“SEC”) with respect to the determination of perquisites.

Examples of travel for business purposes include, but are not limited to travel to attend meetings with current and potential investors, employees, customers, vendors, acquisition targets and financing sources; travel to attend conferences related to Company business or Company relationships, such as potential customers, clients, financing sources, acquisition targets; travel to attend the meetings with the Board of Directors and Committees of the Board of Directors of the Company; travel in connection with the Company’s strategic planning initiatives and meetings with advisors; and other travel that generally furthers the business purposes of the Company.

For the avoidance of doubt, (i) the definition of “business purpose” is intended to be consistent with the SEC guidance on the business usage of aircraft, as in effect from time to time, and (ii) the mere fact that a passenger also accomplishes a personal goal or receives a personal benefit shall not preclude the travel from being deemed for business purposes, provided the accomplishment of the personal goal or receipt of a personal benefit is incidental to the overall business-related purpose of the trip.

Business purpose shall not include commuting or travel between the residence of a senior executive or other service provider and that individual’s primary place of providing services.

2.	Business Use for Other Senior Executives. With the prior approval of the Chief Executive Officer, other senior executives of the Company will be permitted to use chartered aircraft for business purposes.

3.	Chief Executive Officer Guest Policy.

(a) If the Chief Executive Officer is travelling for business purposes, he will be permitted to include his spouse or guests on scheduled flights of chartered aircraft to the extent space is available and it does not materially increase the cost of the chartered aircraft.

(b) The taxable value of any such benefit to the Chief Executive Officer will be calculated in accordance with Standard Industry Fare Level (“SIFL”) rates as set forth in Rev. Rul. 2024-08 for 2024.

(c) The value of any such travel that would be reportable under SEC rules or taxable for the calendar year must be less than $250,000.

4.	Monitoring/Compliance.

(a) Internal Audit is responsible for monitoring and implementing this Chartered Aircraft Use Policy. Internal Audit shall develop and implement controls that provide for responsible use of chartered aircraft, considering expense management and legitimate business purposes, and shall retain appropriate records.

(b) In the event tax laws require that an amount be imputed as income to the Chief Executive Officer for personal use of chartered aircraft, the Company will determine the amount of imputed income for inclusion on the Chief Executive Officer’s Form W-2 under the SIFL rules as noted above, and the CEO may choose to reimburse that amount to avoid the imputed income or avoid disclosure as compensation under SEC rules.

5.	Committee Oversight.

(a) The Compensation and Talent Committee shall have the authority to interpret, administer and amend this policy.

(b) Any exceptions to this policy shall be approved by the Chair of the Compensation and Talent Committee and shall be reported to the Compensation and Talent Committee at its next regularly scheduled meeting.